As filed with the Securities and Exchange Commission on September 21, 2012

Registration No. 333-99859

Registration No. 333-72325

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-99859

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-72325

UNDER

THE SECURITIES ACT OF 1933

THE EDELMAN FINANCIAL GROUP INC.

(Exact name of registrant as specified in its charter)

Texas	76,0583569
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Travis, Suite 5800

Houston, Texas 77002

(Address, including zip code, of Principal Executive Offices)

The Edelman Financial Group Inc. 401(k) Plan

The Edelman Financial Group Inc. Long-Term Incentive Plan

The Edelman Financial Group Inc. Capital Incentive Plan

The Edelman Financial Group Inc. 1998 Incentive Plan

(Full title of the plans)

John T. Unger Senior Vice President and General Counsel The Edelman Financial Group Inc. 600 Travis, Suite 5800 Houston, Texas 77002 (713) 993-4645

(Name and address, including zip code, telephone number and area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 33-99859, filed on September 19, 2002, registering 1,862,424 shares of common stock, par value $0.01 per share (the “Common Stock”), of The Edelman Financial Group Inc. (the “Company”) reserved for issuance under the Company’s Long-Term Incentive Plan (formerly known as the 1998 Incentive Plan) and the Company’s Capital Incentive Program; and

•	Registration Statement No. 33-72325, filed on February 12, 1999,as amended by Post-Effective Amendment No. 1, filed on February 8, 2000, registering 1,037,576 shares of Common Stock reserved for issuance under the Company’s 1998 Incentive Plan.

 On April 16, 2012, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Summer Holdings II, Inc., a Delaware corporation (“Parent”), and Summer Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”). On September 20, 2012, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned subsidiary of Parent. At the effective time of the Merger, each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent or Merger Sub, shares owned by certain executive officers and employees of the Company contributed to Parent, and shares of Common Stock held by shareholders who are entitled to and properly exercise appraisal rights under Texas law) was automatically converted into the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to $8.85 per share.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 21, 2012.

THE EDELMAN FINANCIAL GRPOUP INC.

By:	/s/ John T. Unger
Name: John T. Unger Title: Senior Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.